EXECUTION VERSION

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is made and entered into by and between Simon Upfill-Brown, an individual, on behalf of himself, his spouse, agents, representatives, attorneys, assigns, heirs, executors, administrators, beneficiaries and trustees (“Employee”), and Trecora Resources on behalf of itself, and its respective predecessors, successors, all former, current and future related or affiliated companies, divisions, subsidiaries, affiliates and parents, and, collectively, its former, current and future directors, officers, employees, agents, representatives, equity owners, attorneys, fiduciaries, assignees, heirs, executors, administrators, beneficiaries and trustees (collectively the “Company”). Employee and the Company are referenced collectively as the “Parties.”
Whereas, the Company has employed Employee and the Parties are desirous of terminating their employment relationship under certain terms and conditions as follows:

1.
Separation of Employment; Deemed Resignations: The Parties agree that Employee’s separation of employment is effective as of December 3, 2018 (the “Separation Date”). As of the Separation Date, Employee shall be deemed to have resigned, to the extent applicable, as an officer of the Company and any affiliate of the Company, and as a member of the board of directors and/or similar governing body of the Company and any of the Company’s affiliates. For purposes of this paragraph 1, “affiliate” shall include Texas Oil & Chemical Co. II, Inc., South Hampton Resources, Inc., Gulf State Pipe Line Co, Inc., Trecora Chemical, Inc. and Al Masane Al Kobra Mining Company.

2.
Payment: In consideration of the releases and other consideration described in this Agreement, the Company agrees to pay Employee an amount equal to 18 months of salary ($780,000), less lawful withholdings (which for the avoidance of doubt will be calculated in the same manner as withholderings were calculated during Employee’s employment by the Company in 2018) and deductions (the “Cash Consideration”). The Company will also provide the additional consideration described on Attachment 1 (the “Additional Consideration”). The Cash Consideration and Additional Consideration are collectively referred to in this Agreement as the “Consideration”. The Cash Consideration and item (4) of the Additional Consideration will be paid in accordance with the Company’s customary payroll practices, the requirements of applicable law, and will be subject to any applicable payroll and income tax withholding and other typical deductions, as will the cash value of item (1) of the Additional Consideration.

Payment of the Cash Consideration shall be made in January 2019. Item (4) of the Additional Consideration will be payable to Employee no later than February 15, 2019. The Additional Consideration (other than item (4) of the Additional Consideration) will be provided to Employee after the Effective Date and within the time frame contemplated in Attachment 1.
Notwithstanding anything herein to the contrary, in the event Employee dies, the Company’s obligations under this Agreement shall not cease, and Employee’s estate shall be entitled to all Consideration to which Employee is or would have been entitled to under this Agreement.

3.
General Release: For and in consideration of the payments and promises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee hereby releases, acquits, and forever discharges the Company and all parents, subsidiaries, affiliates, partners, joint venturers, equity owners, and shareholders, and each of their respective officers, directors, employees, representatives, attorneys, and agents, and all successors and assigns thereof (collectively referred to as the “Released Parties”), from any and all claims, charges, complaints, demands, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, entitlements, costs, losses, debts, and expenses (including attorneys’ fees and legal expenses), of any nature whatsoever, known or unknown, fixed or contingent, which Employee now has, had, or may hereafter claim to have had against the Company or any of the Released Parties, of any kind or nature whatsoever, arising from any act, omission, transaction, matter, or event which has occurred or is alleged to have occurred up to the date this Agreement is executed by Employee. This release includes, without limitation, a knowing and voluntary waiver of all claims relating in any way to Employee’s employment with the Company or the conclusion of that employment, whether such claims are now known or are later discovered. The claims knowingly and voluntarily waived by Employee include, without limitation, all claims, causes of action, or disputes arising out of or related to: (i) Employee’s employment or separation of employment with the Company; and (ii) any other disputes or claims, known or unknown, fixed or contingent, that existed or exist at law or equity or sounding in contract (express or implied) or tort, known or unknown, fixed or contingent, that existed or exist among the Employee, the Company and the Released Parties arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, genetic information or any other form of discrimination, harassment, or retaliation (including, without limitation, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, Section 1981 of the Civil Rights Act, the Civil Rights Act of 1991, the Rehabilitation Act, the Family and Medical Leave Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Texas Commission on Human Rights Act (Texas Labor Code)), claims relating to breach of contract, breach of any implied covenant of good faith and fair dealing, wrongful termination, wrongful demotion, intentional or negligent infliction of emotional distress, interference with contractual relations or economic advantage, defamation, misrepresentation, benefits, penalties, fees, costs, expenses, or any other claim relating to or arising out of his employment with the Company or any other federal, state, or local laws of any jurisdiction, claims arising under the Employee Retirement Income Security Act, or any other statutory or common law claims arising on or before the date this Agreement is executed by Employee; provided, however, that nothing in this Agreement shall be interpreted to release any claims which Employee may have for workers’ compensation benefits or any entitlement to employee benefits in which Employee already is vested as of the date this Agreement is executed by Employee. Furthermore, nothing in this Agreement shall be interpreted to release any claims which Employee may have in the future that accrue after the Effective Date. In addition to the other acknowledgments in this Agreement, Employee acknowledges that this Agreement may be pled as a complete defense and shall constitute a full and final bar to any claim for damages or other relief based on any act, omission, transaction, matter, or event which has occurred or is alleged to have occurred up to the date this Agreement is executed by Employee.

4.
Release of Age Discrimination Claims: Also included among the claims knowingly and voluntarily waived and released by Employee pursuant to this Agreement are any and all age discrimination, retaliation, harassment, or related claims under the Age Discrimination in Employment Act (“ADEA”), the Texas Commission on Human Rights Act, the Older Workers Benefit Protection Act (“OWBPA”), or any other federal, state, or local law. Employee and the Company acknowledge and agree that nothing in this Agreement shall apply to any claims under the ADEA or OWBPA that may arise after the date this Agreement is executed by Employee. Employee acknowledges that the Company provided him with a copy of this Agreement in advance of his execution of this Agreement and advised him by means of this written Agreement as follows:

a.	that Employee is advised to consult with an attorney of Employee’s choosing prior to executing this Agreement;

b.
that Employee has a period of 21 calendar days to review and consider this Agreement before executing it, and that if Employee signs this Agreement in less than twenty-one calendar days, then by doing so he voluntarily agreed to waive his right to the full twenty-one-day review period;

c.	that changes to this Agreement, whether material or immaterial, will not restart the running of the 21-day review period;

d.
that for a period of seven days following Employee’s execution of this Agreement (the “Revocation Period”), Employee may revoke this Agreement, and this Agreement shall not become effective or enforceable until the Revocation Period expires without Employee’s revocation (the “Effective Date”);

e.
that during the Revocation Period, Employee may revoke this Agreement by providing written notice of revocation sent by personal or courier delivery to the office of the Company’s Chief Executive Officer, so that it is received before the Revocation Period expires; and

f.
that if Employee fails to sign this Agreement on or before the date that the 21-day review period expires, or if he revokes this Agreement before the expiration of the Revocation Period, this Agreement shall not become effective or enforceable and Employee will not be entitled to receive the Consideration.

5.
Exercise of Options; Vesting of Restricted Stock Units. Any vested options to acquire shares of Company’s common stock that have not previously been exercised that were granted to Employee in 2013 may be exercised by Employee during the 90 day period following the Separation Date. Any vested options to acquire shares of Company’s common stock that have not previously been exercised that were granted to Employee in 2014 may be exercised by Employee before February 20, 2024. The restricted stock units (“RSUs”) granted to Employee that, pursuant to the granting awards for such RSUs, will vest on or before December 31, 2019, will continue to vest on the vesting date set forth in the applicable granting awards. All other awards of RSUs held by Employee will be forfeit and cancelled for no consideration as of the Separation Date.

6.
Confidential Information: Employee recognizes the interest of the Company in maintaining the confidential nature of its proprietary and other business documents, records, and information not generally known to the Company’s competitors, whether or not trade secrets under applicable law, which have been disclosed to Employee or of which Employee became aware through employment with the Company or any of its affiliates, or which may constitute legally privileged information owned by the Company, including, without limitation, the identity of and any information related to the customers and suppliers of the Company (the “Confidential Information”). Employee covenants that he shall not at any time, without the Company’s prior written consent, directly or indirectly use, give, sell, transfer, transmit, or disclose any Confidential Information for any purpose. This provision is in addition to, and not in lieu of: (a) the protections afforded trade secrets and confidential information under applicable law; and (b) the restrictions on use or disclosure of trade secrets, confidential information, or proprietary information under any other confidentiality agreement between the Company and Employee. Employee’s confidentiality duty does not apply to information that is (i) in the public domain or becomes part of the public domain through no fault of Employee or (ii) was known by Employee prior to Employee’s association with the Company, as evidenced by written records existing at that time.

7.
Non-Disclosure: Employee covenants and agrees that he will not disclose the existence or terms of this Agreement to any person except his spouse and: (a) licensed attorney(s) for the purpose of obtaining legal advice; (b) licensed or certified accountant(s) for the purpose of preparing tax returns or other financial services; (c) in formal proceedings to enforce the terms of this Agreement; or (d) as required by law or court order, provided that Employee provides advance notice to the Company prior to any disclosure pursuant to subsection (d), which notice shall afford sufficient time for the Company to intervene or take action as appropriate.

8.
Non-Disparagement: Employee covenants and agrees not to make any intentional statement, oral or written, or to perform any intentional act or omission for the purpose of causing, or reasonably expected to cause, any material harm to the Company’s business, business relationships, operations, goodwill, or reputation. The Company agrees that its officers and directors shall not make any intentional statement, oral or written, or perform any intentional act or omission for the purpose of causing, or reasonably expected to cause, any material harm to the Employee, Employee’s business relationships, or Employee’s reputation. This provision is in addition to, and not in lieu of, the substantive protections under applicable law relating to defamation, libel, slander, interference with contractual or business relationships, or other statutory, contractual, or tort theories. In response to any inquiries made to the Company’s Human Resources Department regarding Employee’s employment, the Company will provide only Employee’s job title and beginning and ending dates of employment with the Company.

9.
Return of Property: Employee agrees that by the date Employee executes this Agreement, unless otherwise expressly agreed to in writing by the Parties, he shall return to the Company all Company property, including, without limitation, computers, software, designs, drawings, credit cards, keys, trucks or automobiles, pagers, equipment, tools, security access cards, books, records, forms, specifications, formulae, data, processes, papers and writings (including but not limited to electronic documents) related to the business of the Company, together with copies of the foregoing, where applicable, and any other property in his care, custody or control belonging to the Company, or any of its affiliates. Notwithstanding the foregoing, Employee shall retain the cellular phone and iPad in his possession, and he shall be permitted to retain the corresponding cellular phone number that has been utilized by Employee during his employment; provided that the Company shall have the opportunity to inspect the cellular phone and iPad and remove any Company property.

10.
Insider Trading: Employee agrees that after the Separation Date he remains subject to the Company’s Insider Trading Policy and other Company policies and procedures relating to insider trading, including restrictions on trading outside of designated window periods. If the Separation Date falls during an open window period, the Employee is free to trade; however, if the Separation Date falls during blackout periods the Employee must wait to trade until the next window period opens. The above provisions of this paragraph 10 will expire on the six-month anniversary of the Effective Date. If Employee has a question about whether a blackout period is in effect during such six-month period, he may contact the Company. This paragraph 10 is subject, of course, to the general prohibitions under US securities laws on trading listed securities if any person, including the Employee is in possession of material non-public information.

11.
Protected Rights: Employee understands this Agreement does not release any claims that cannot be released as a matter of law. Employee further understands no section in this Agreement is intended to or shall limit, prevent, impede or interfere with his non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company’s past or future conduct, or engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. Notwithstanding the above, unless otherwise prohibited by law, by signing this Agreement, Employee releases and waives his right to claim or recover monetary damages directly from the Company in any charge, complaint, or lawsuit filed by Employee or by anyone else on Employee’s behalf, for any released claims.

Employee also understands that pursuant to the Defend Trade Secrets Act of 2016, he shall not be held criminally, or civilly, liable under any Federal or State Trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, Employee understands employees may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, Employee understands an employee who files a lawsuit alleging retaliation by the company for reporting a suspected violation of the law may disclose the trade secret to the attorney of the employee and use the trade secret in the court proceeding, if the employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

12.
Entire Agreement: This Agreement constitutes the final and entire agreement between the Parties with respect to the subject matter herein, and no other representation, promise, or agreement has been made to cause Employee to sign this Agreement.

13.
Governing Law and Forum: This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Texas, notwithstanding any choice of law provisions otherwise requiring application of other laws. In the event of litigation concerning this Agreement, the Parties agree to the jurisdiction of federal and state courts in Harris County, Texas. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO PERSONAL JURISDICTION, WHETHER ON GROUNDS OF VENUE, RESIDENCE OR DOMICILE.

14.
Assignment: This Agreement and Employee’s rights and obligations under it may not be assigned or delegated at any time by Employee, without the prior written consent of the Company, which consent may be denied in the Company’s sole and absolute discretion.

15.
Mutual Drafting: Each Party acknowledges that such Party has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. The language of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, either of the Parties.

16.
Severability: The terms, conditions, covenants, restrictions, and other provisions contained in this Agreement are separate, severable, and divisible. If any term, provision, covenant, restriction, or condition of this Agreement or part thereof, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void, the remainder of this Agreement and such term, provision, covenant, or condition shall remain in full force and effect to the greatest extent practicable and permissible by law, and any such invalid, unenforceable, or void term, provision, covenant, or condition shall be deemed, without further action on the part of the Parties hereto, modified, amended, limited, or deleted to the extent necessary to render the same and the remainder of this Agreement valid, enforceable, and lawful.

17.	Modification: This Agreement can only be modified in a writing executed in the same manner as this Agreement.

18.
Acknowledgments: Employee acknowledges and agrees that the Company has not made any representations to Employee regarding the tax consequences of any amounts or benefits received by Employee under this Agreement and further agrees that Employee shall be solely responsible for payment of all personal tax liabilities due on any and all payments to Employee under this Agreement, including, without limitation, federal, state and local taxes, and interest and penalties, which are or may become due. Employee acknowledges and agrees that the Consideration constitutes consideration that is in addition to anything of value to which Employee would have been entitled absent his signing and not timely revoking this Agreement, and that other than through this Agreement, Employee is not otherwise entitled to the Consideration. Employee has read this Agreement and understands its terms. Employee has been provided with a full and fair opportunity to consult with an attorney of Employee’s choosing and to obtain any and all advice deemed appropriate with respect to this Agreement. Employee acknowledges that nothing in this Agreement shall limit Employee’s ability to confer with legal counsel, to testify truthfully under subpoena or court order, or to initiate, provide truthful information for, or cooperate with an investigation by a municipal, state, or federal agency for enforcement of laws. This Agreement has been entered into with the understanding that there are no unresolved claims of any nature that Employee has against the Company. Employee acknowledges and agrees that except for the Consideration, all compensation, benefits, and other obligations due Employee by the Company, whether by contract or by law, have been paid or satisfied in full. Employee further agrees that the representations and understandings set forth in this paragraph 18 have been relied on by the Company and constitute consideration for the Company’s execution of this Agreement. In light of the foregoing, Employee is satisfied with the terms of this Agreement and agrees that its terms are binding on him.

19.	Headings: The headings of paragraphs in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement

20.
Counterparts: This Agreement may be executed in any number of counterparts, which shall together constitute one agreement. Any Party may enter into this Agreement by signing any such counterpart. The delivery of signed counterparts by e-mail transmission that includes a copy of the sending Party’s signature(s) is as effective as signing and delivering the counterpart in person.

21.
Code Section 409A: The Parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to be exempt from or to otherwise comply with Internal Revenue Code Section 409A to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer this Agreement so that it will be exempt from or otherwise comply with the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement will be exempt form or otherwise comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its affiliates, nor their respective directors, officers, employees or advisers shall be liable to Employee (or any other individual claiming a benefit through Employee) for any tax, interest, or penalties Employee may owe as a result of compensation or benefits paid under this Agreement, and the Company, its and affiliates their respective directors, officers, employees and advisers shall have no obligation to indemnify or otherwise protect Employee from the obligation to pay any taxes pursuant to Code Section 409A or otherwise. Each separate payment of the Cash Consideration and the Additional Consideration will be considered a separate payment for purposes of Code Section 409A. The amount of any in-kind benefits to be provided to Employee under this Agreement, other than in-kind benefits that would otherwise be exempt from income or the application of Code Section 409A, during any of Employee’s taxable years will not affect the in-kind benefits to be provided, in any other of his taxable years. The right to in-kind benefits, will not be subject to liquidation or exchange for another benefit.

22.
Further Cooperation: Employee shall provide accurate information or testimony or both in connection with any legal matters, if so requested by the Company. Employee shall make himself available upon request to provide information and/or testimony, in a formal and/or informal setting in accordance with the Company’s request, subject to reasonable accommodation of your schedule and reimbursement of reasonable documented expenses incurred by Employee, including reasonable and necessary attorney fees (if independent legal counsel is reasonably necessary).

23.
Special Remedies: Employee acknowledges that a breach or threatened breach by Employee of the terms of paragraphs 6, 7 or 8 of this Agreement would result in material and irreparable injury to the Company, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, the Company shall be entitled to injunctive relief in the event of any such breach or threatened breach without the posting of any bond in connection therewith.

PLEASE READ CAREFULLY AS THIS DOCUMENT INCLUDES RELEASES OF CLAIMS

[Signature Page Follows]

As evidenced by his signature below, the Employee certifies that he has read this Agreement in its entirety and agrees to its terms.

/s/ Simon Upfill-Brown
Simon Upfill-Brown

Date:    December 14, 2018

Trecora Resources

By:    /s/ Sami Ahmad

Name:    Sami Ahmad

Title:	Chief Financial Officer on behalf of the Board of Directors of Trecora Resources

Date:    December 14, 2018
Attachment 1:    Description of Additional Consideration

Attachment 1
Description of Additional Consideration

(1)
Title to the vehicle currently assigned by the Company to Employee, which will be treated as income and subject to lawful withholdings, such title to be transferred on the date on which the Cash Consideration is paid to Employee.

(2)	Reimbursement of up to $5,000 for attorney’s fees incurred in connection with negotiation of Employee’s Separation and Release Agreement.

(3)
Employee and Employee’s spouse will continue to be covered under the Company’s health group benefit plan applicable to active employees through Employee’s Separation Date and subject to Employee’s benefit elections. Beginning on Employee’s Separation Date, Employee and his spouse will be provided medical insurance equal to that afforded to active employees on an 80%/20% cost sharing basis. If the Company is unable to provide benefits under the same plan as active employees due to Employee’s employment status, the Company will reimburse Employee for coverage outside the plan with benefits equivalent to the employee plan. Such coverage or reimbursement shall cease upon the earlier of (i) December 31, 2020, (ii) the date on which Employee ceases to maintain coverage under the relevant Company group health plan and (iii) the date of Employee’s subsequent employment or re-employment, if any. The coverage benefits will continue on the same basis of those provided to the employees, unless otherwise agreed by both Parties. In the event coverage is cancelled for the employees, this coverage will continue on the same cost sharing basis as noted above.

(4)
The Company shall pay Employee an additional one-time payment in the gross sum of $ 21,378, minus lawful withholdings, which is an amount equal to 15 days of Employee’s unused vacation accrued through his Separation Date.